Exhibit 99.1

Avigen Reports 2007 Financial Results and Reviews Clinical Progress

Conference Call Scheduled for 1:00 p.m. (EST) on Wednesday, February 6, 2008

ALAMEDA, CA, February 6, 2008 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company innovating therapeutics for neurological care, today reported financial results for its fourth quarter and full year ended December 31, 2007. At December 31, 2007, Avigen had approximately $78 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $85 million at September 30, 2007 and $71 million at December 31, 2006. More complete financial results are detailed in the financial tables below.

“2007 was very successful for Avigen as we delivered on the aggressive goals set for the Company at the beginning of the year,” said Kenneth G. Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer. “At Avigen, we remain focused on our strong applied discovery approach where we identify and develop compounds with attractive safety profiles that are new molecular entities to the U.S. market. Our strategy is designed to mitigate the risk of bringing innovative therapies to U.S. patients. Our lead compounds, AV650 and AV411, were identified through our applied discovery approach in 2006 and were elevated into Phase II clinical development during 2007. In the coming months, the timely and reliable completion of our clinical trials will be our top priority.”

AVIGEN 2007 HIGHLIGHTS

  Enrolling subjects in an ongoing European multi-center AV650 Phase II trial at doses up to 900 mg in patients with spasticity associated with multiple sclerosis

  Enrolling subjects in an ongoing U.S. AV650 Phase II trial at 450 mg, the currently approved dose level in Europe, in patients with spasticity associated with spinal cord injury

  Reported positive initial results from an Australian AV411 Phase IIa exploratory clinical trial demonstrating favorable safety and tolerability at escalating doses in patients. The study provided valuable insight into the responsiveness of patients suffering from neuropathic pain and will be used to set the target dosage range in larger Phase II studies

  Initiated U.S. clinical development for AV411 and continue to enroll subjects in an ongoing Phase I maximum tolerated dose study which will also assess the effect of food on drug metabolism

  Completed a public offering of Avigen common stock grossing $30.6 million before payment of commissions and other expenses

  Successful launch of tolperisone in Germany by Sanochemia Pharmazeutica AG, marketed by Orion Corporation under the brand name Viveo®. Sanochemia is Avigen’s partner and manufacturer of AV650 (tolperisone) for the North American market.

Financial Results

Avigen reported a net loss of $25.2 million, or $0.90 per share, for the year ended December 31, 2007, compared to a net loss of $24.3 million, or $1.03 per share, in 2006. The 2006 period included $3.0 million of in-license fees related to the acquisition of North American rights to AV650.

During 2007, Avigen completed a public offering of 4.4 million shares of its common stock and raised $28.5 million after underwriter fees and expenses. In 2006, Avigen issued 3.9 million shares of its common stock through a private placement and raised $19.4 million, net of expenses.

Avigen reported no revenue for 2007 compared to revenue of $103,000 for 2006. The 2006 revenue represented income from Avigen's participation with the University of Colorado on a grant funded by the National Institutes of Health.

Research and development expenses for 2007 and 2006 were $20.8 million and $15.2 million, respectively. This increase reflects approximately $4.9 million in higher external development expenses in 2007 associated with the planning and operation of multiple clinical trials for AV650 and AV411 during the year.

General and administrative expenses were $8.5 million and $8.9 million for 2007 and 2006, respectively. The decrease is primarily due to lower personnel-related costs, partially offset by higher non-cash expense for share-based compensation during 2007.

In-license fees of $3.0 million in 2006 represented a payment in connection with Avigen’s in-license of the North American development and commercial rights to AV650. There were no in-license fees in 2007.

Impairment losses related to long-lived assets were $450,000 in 2006 and represented an estimated asset retirement obligation for one of the Company’s building leases that is scheduled to expire in May 2008. There was no change in the estimate of this obligation during 2007. Avigen currently subleases a significant portion of the facility and expects that the expiration of the master lease and subleases will reduce its annual overhead costs by approximately $500,000.

Net interest income and other expenses were $3.4 million and $2.6 million in 2007 and 2006, respectively. The 2007 period benefited from a higher average balance in Avigen’s investment portfolio as a result of the proceeds from the common stock offering completed during the year as well as a general increase in market interest rates. Sublease income was $703,000 and $565,000, respectively, in 2007 and 2006, and directly reduced the company’s ongoing operating expenses for leased facilities.

Fourth Quarter Results

For the three months ended December 31, 2007 and 2006, Avigen reported a net loss of $6.7 million, or $0.23 per share, and $5.7 million, or $0.23 per share, respectively. The 2006 period included $450,000 of impairment losses related to long-lived assets described above.

Research and development expenses for the fourth-quarter of 2007 and 2006 were $5.7 million and $4.0 million, respectively. This increase primarily reflects approximately $1.3 million in higher external development expenses in the 2007 period and tracks directly with the increase in number and complexity of ongoing clinical trial activities for AV650 and AV411.

General and administrative expenses for the fourth-quarter of 2007 and 2006 were $2.1 million and $2.2 million, respectively.

Net interest income and other expenses were $877,000 for the fourth quarter of 2007 compared to $741,000 for the same period in 2006. Sublease income was $180,000 for the fourth quarter of 2007 compared to $141,000 for the same period in 2006, reflecting additional small subleases entered into during 2007.

Avigen’s operating expenses for 2007 were in line with Management’s expectations and reflected a significant increase in support for clinical development activities during the year. Operating expenses are expected to continue to increase in 2008 to support ongoing clinical trials and additional planned clinical development activities as the company’s programs progress. The company believes its financial resources will be able to fund its planned operating expenses for at least two years.

Conference Call Information

Avigen management will host a conference call and webcast today, Wednesday, February 6, 2008, at 1:00 p.m. EST (10:00 a.m. PST). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call can be accessed by dialing 888-713-4205 for domestic callers and 617-213-4862 for international callers. The participant passcode is 16083697. A web replay will also be available following the call on the company’s website until it releases its first quarter 2008 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The passcode is 57208063.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B, toward clinical trials. For more information about Avigen, consult the company’s website at www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s expectations regarding the timely and reliable completion of its clinical trials, its expectations regarding the use of data from the completed AV411 Phase IIa trial to design larger Phase II studies, it expectations regarding the current U.S. Phase I trial of AV411, its expectations regarding the reduction of annual overhead costs related to expiring 2008 lease agreements, its expectations regarding its 2007 operating expense levels, its expectations regarding how long its financial resources will last, its expectations regarding its approach to smart drug development, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended September 30, 2007, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on November 8, 2007.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended		Year ended
	December 31	December 31	December 31	December 31
	2007	2006	2007	2006
	(unaudited)		(unaudited)	(1)
Revenue	$-	$-	$-	$103
Operating expenses
Research and development	5,669	3,953	20,818	15,219
General and administrative	2,119	2,217	8,496	8,860
Impairment loss related to long-lived assets	-	450	-	450
In-license fees	-	-	-	3,000

Total operating expenses	7,788	6,620	29,314	27,529

Loss from operations	(7,788)	(6,620)	(29,314)	(27,426)
Sublease income	180	141	703	565
Net interest income and other expense	877	741	3,447	2,605

Net loss	$(6,731)	$(5,738)	$(25,164)	$(24,256)

Basic and diluted net loss per common share	$(0.23)	$(0.23)	$(0.90)	$(1.03)

Shares used in basic and diluted net loss
per common share calculation	29,637,596	25,072,576	27,962,202	23,509,378

CONDENSED BALANCE SHEETS			December 31	December 31,
			2007	2006
(In thousands)			(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities			$68,686	$60,340
Restricted investments – current			428	8,000
Accrued interest and other current assets			1,495	1,097
Total current assets			70,609	69,437

Restricted investments			9,000	2,428
Property and equipment, net			1,263	2,709
Deposits and other assets			197	443

Total assets			$81,069	$75,017

Current liabilities			3,441	9,970

Long-term obligations			7,796	1,570
Stockholders' equity			69,832	63,477

Total liabilities and stockholders' equity			$81,069	$75,017

(1) Derived from audited financial statements.